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                                  PRESS RELEASE
                    FOR RELEASE AUGUST 10, 2005 AT 4:00 P.M.

                          For More Information Contact
                                  David Meadows
                                 (410) 256-5000
                          Baltimore County Savings Bank

                               BCSB BANKCORP, INC.
                          REPORTS JUNE 30, 2005 RESULTS

BCSB Bankcorp, Inc. (NASDAQ: BCSB), the holding company for Baltimore County Savings Bank, FSB, reported earnings of $534,000 or $0.09 per basic and diluted share for the quarter ended June 30, 2005. This compared to $233,000 or $0.04 per basic and diluted share for the same period in 2004. The increase in net income was primarily attributable to an increase in the gain from the sale of investments of $847,000 resulting from Harland Financial Solutions, Inc. cash acquisition of Intrieve Incorporated, which included the shares owned by Baltimore County Savings Bank, FSB the company's wholly owned subsidiary. This gain was partially offset by a decrease in net interest income of $250,000 or 6.1% and an increase in non-interest expenses of $214,000 or 5.3%. For the nine months ending June 30, 2005 net income increased by $95,000 or 15.3% from $620,000 or $0.11 per basic and diluted share to $715,000 or $0.12 per basic and diluted share. The Company also reported total assets had increased by $33 million or 4.3% from $773.6 million at September 30, 2004 to $806.6 million at June 30, 2005.

BCSB Bankcorp, Inc. is the holding company of Baltimore County Savings Bank, FSB which was founded in 1955. The Bank currently operates 17 offices throughout the Baltimore Metropolitan region. BCSB Bankcorp, Inc. became a publicly traded mutual holding company in July 1998.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, local and national economic conditions, the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the company or any other person that results expressed therein will be achieved. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.



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                               BCSB Bankcorp, Inc.
                         Summary of Financial Highlights
                 Consolidated Statements of Financial Condition
                                   (Unaudited)


                                                                     June 30,                  September 30,
                                                                       2005                         2004
                                                                          (Dollars in Thousands)
ASSETS
Cash, equivalents and time deposits                               $       21,732               $      17,915
Investment Securities                                                    154,390                     161,545
Loans and Mortgage Backed Securities                                     589,352                     557,027
Other Assets                                                              41,127                      37,231
                                                                  --------------               -------------
TOTAL ASSETS                                                      $      806,601               $     773,618
                                                                  ==============               =============

LIABILITIES
Deposits                                                          $      598,551               $     580,622
Borrowings                                                               133,270                     120,920
Junior Subordinated Debentures                                            23,197                      23,197
Other Liabilities                                                          7,954                       4,750
                                                                  --------------               -------------
TOTAL LIABILITIES                                                        762,972                     729,489
TOTAL STOCKHOLDERS' EQUITY                                                43,629                      44,129
                                                                  --------------               -------------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                          $      806,601               $     773,618
                                                                  ==============               =============
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

                      Consolidated Statements of Operations
                                   (Unaudited)

                                                        Nine Months ended June 30               Three Months ended June 30
                                                        2005                 2004               2005                 2004
                                                         (Dollars in Thousands)                   (Dollars in Thousands)
                                                         (except per share data)                 (except per share data)
Interest Income                                      $   26,669           $   23,745          $   9,119            $   8,276
Interest Expense                                         14,698               12,001              5,238                4,145
                                                     ----------           ----------          ---------            ---------
Net Interest Income                                  $   11,971               11,744          $   3,881            $   4,131
Provisions for Loan Losses                                  168                  356                 48                   89
                                                     ----------           ----------          ---------            ---------
Net Interest Income After Provision for Loan         $   11,803           $   11,388          $   3,833            $   4,042
   Losses
   Total Non-Interest Income                              1,663                1,242              1,148                  268
Total Non-Interest Expenses                              12,553               11,872              4,230                4,016
                                                     ----------           ----------          ---------            ---------
Income Before Tax Provision                          $      913           $      758          $     751            $     294
Income Tax Provision                                        198                  138                217                   61
                                                     ----------           ----------          ---------            ---------
NET INCOME                                           $      715           $      620          $     534            $     233
                                                     ----------           ----------          ---------            ---------

Basic and Diluted Earnings Per Share                 $     0.12           $     0.11          $    0.09            $    0.04
                                                     ----------           ----------          ---------            ---------
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